Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ALUMIS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other(2)	1,066,845(3)	$3.40(2)	$3,622,472.20	0.00015310	$554.61
Equity	Common Stock, $0.0001 par value per share	Other(2)	12,808(4)	$3.40(2)	$43,489.57	0.00015310	$6.66
Equity	Common Stock, $0.0001 par value per share	Other(2)	9,804,482(5)	$3.40(2)	$33,291,118.64	0.00015310	$5,096.88
Total Offering Amounts				—	$36,957,080.41	—	$5,658.15
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$5,658.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Alumis Inc. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.40 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on June 5, 2025 as reported on the Nasdaq Global Select Market.

(3)

Represents shares of Common Stock issuable pursuant to options initially granted under the ACELYRIN, Inc. 2020 Stock Option and Grant Plan, as amended, which options were converted into options to purchase Common Stock on the terms provided in the Agreement and Plan of Merger, dated as of February 6, 2025, as amended on April 20, 2025, by and between the Registrant, Arrow Merger Sub, Inc., a direct wholly owned subsidiary of the Registrant, and ACELYRIN, Inc. (the “Merger Agreement”).

(4)

Represents shares of Common Stock issuable pursuant to options initially granted under the ValenzaBio, Inc. Stock Plan, which options were converted into options to purchase Common Stock on the terms provided in the Merger Agreement.

(5)

Represents shares of Common Stock (i) issuable pursuant to options initially granted under the ACELYRIN, Inc. 2023 Equity Incentive Plan (the “ACELYRIN 2023 Plan”) and (ii) that remain available for future issuance under the ACELYRIN 2023 Plan. Such options referred to in clause (i) were converted into options to purchase Common Stock on the terms provided in the Merger Agreement. The ACELYRIN 2023 Plan was assumed by the Registrant and as modified in connection with such assumption permits equity awards thereunder to the extent permissible under applicable law and the Nasdaq Listing Rules.